Exhibit 99.1

hhgregg Announces Third Quarter Results

Third Quarter Highlights

•	Comparable store sales increase 3.0%

•	Net sales increase 16.5% as Company opens 85th Store

•	Diluted net income per share increases 21.6% to $0.45

•	Company expects fiscal year earnings to approach the top of its guidance range of $0.95 to $1.03

INDIANAPOLIS, February 14, 2008/Businesswire, hhgregg, Inc. (NYSE: HGG):

Operating Performance Summary

(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
(unaudited)	2007	2006	2007	2006
Net sales	$390,416	$335,101	$932,472	$776,067
Net sales % gain	16.5%	19.2%	20.2%	14.3%
Comparable store sales % gain (1)	3.0%	5.6%	6.3%	2.9%
Gross profit as % of net sales	30.5%	29.7%	30.8%	30.7%
SG&A as % of net sales	19.0%	18.7%	21.2%	21.7%
Net advertising expense as a % of net sales	4.3%	4.2%	4.3%	4.4%
Income from operations as a % of net sales	7.2%	6.8%	5.3%	4.5%
Net interest expense as a % of net sales	0.7%	1.3%	0.9%	1.7%
Loss (gain) related to early extinguishment of debt as a % of net sales	0.0%	0.0%	2.3%	(0.1)%
Net income	$15,102	$10,866	$11,083	$13,015
Diluted net income per share	$0.45	$0.37	$0.35	$0.45
Diluted net income per share, as adjusted(2)	$0.45	$0.37	$0.76	$0.44

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.
(2)

Adjusted to exclude the loss on the early extinguishment of debt primarily from the debt refinancing completed in conjunction with the initial public offering in July 2007. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported net income of $15.1 million for the three months ended December 31, 2007, or diluted net income per share of $0.45, compared with net income of $10.9 million, or $0.37 per diluted share, for the comparable prior year period. Net income for the nine months ended December 31, 2007, adjusted to exclude the loss from the early extinguishment of debt was $24.1 million, or $0.76 per diluted share, compared to net income of $13.0 million, or $0.45 per diluted share, for the nine months ended December 31, 2006. Including the impact of the loss from the early extinguishment of debt, net income for the nine months ended December 31, 2007 was $11.1 million, or $0.35 per diluted share. The improvement in year-to-date earnings, excluding the loss on the early extinguishment of debt, reflects strong comparable store sales growth, gross margin improvement, improved leverage of SG&A expenses and reduced interest expense due to debt reduction during the past twelve months.

Jerry Throgmartin, Chairman and Chief Executive Officer of the Company, commented “Our sales and margin performance was strong in all key merchandise categories and flowed through well to our bottom line. We believe that our results underscored our competitive strengths and unique positioning within our sector. During the competitive holiday season, we remained focused on providing an excellent value proposition, while differentiating ourselves through a superior customer purchase experience led by our consultative sales force.”

Net sales for the three months ended December 31, 2007 increased 16.5% to $390.4 million from $335.1 million for the three months ended December 31, 2006. Net sales for the nine months ended December 31, 2007 increased 20.2% to $932.5 million compared to $776.1 million for the comparable prior year period. The increase in sales for the third quarter and the nine months ended December 31, 2007 was primarily attributable to the addition of eleven stores during the past 12 months coupled with a 3.0% and a 6.3% increase in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and nine months ended December 31, 2007 and 2006 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended December 31,		Nine Months Ended December 31,		Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006	2007	2006	2007	2006
Video	51%	52%	45%	45%	2.2%	10.7%	5.4%	6.3%
Appliances	31%	33%	40%	41%	(0.7)%	2.7%	3.9%	1.6%
Other (1)	18%	15%	15%	14%	13.3%	(3.6)%	17.5%	(3.3)%

Total	100%	100%	100%	100%	3.0%	5.6%	6.3%	2.9%

(1)	Primarily consists of audio, personal electronics, mattresses, computer notebooks and furniture and accessories.

Third Quarter Operating Results

hhgregg’s 3.0% comparable store sales increase for the three months ended December 31, 2007 primarily reflects a higher average selling price driven by increases in sales of higher-ticket items in video, major appliances and mattresses. The video sales performance was fueled by double-digit LCD flat panel television sales growth, particularly in larger screen sizes, outpacing the double-digit sales decline in projection and tube televisions. Appliance sales performance declined at entry-and mid-level price points, offset by continued double digit increases in high-efficiency front load laundry and three-door refrigeration. The comparable store sales increase in the other product category was due to improvements in all sub-categories including computer notebooks, mattresses, personal electronics and furniture and accessories.

Gross profit rate increased by 0.8% to 30.5% for the three months ended December 31, 2007 compared to the three months ended December 31, 2006. The increase in gross profit, as a percentage of sales, was attributable to margin improvement across all major categories.

SG&A expenses increased by 0.3%, as a percentage of sales, from 18.7% for the three months ended December 31, 2006 to 19.0% for the three months ended December 31, 2007. The increase in SG&A rate for the three months ended December 31, 2007 was due to increased costs of training and promotional financing programs for our third-party private label credit card partially offset by the leveraging effect of the sales growth across many expense categories including payroll.

Net advertising expense, as a percentage of sales, increased 0.1% to 4.3% for the three months ended December 31, 2007 from 4.2% for the three months ended December 31, 2006. The increase was primarily attributable to a heavier holiday promotions campaign.

Other expense decreased to $2.6 million for the three months ended December 31, 2007 from $4.3 million for the three months ended December 31, 2006. This decrease was primarily attributable to a decrease of approximately $1.8 million in net interest expense due to a reduction in debt as a result of the refinancing.

Year-to-Date Operating Results

The 6.3% comparable store sales increase for the nine months ended December 31, 2007 primarily reflects a higher average selling price driven by continued increases in sales of higher-ticket items in video, major appliances and mattresses. The video sales performance was fueled by double-digit LCD flat panel television sales growth, particularly in larger screen sizes, outpacing the double-digit sales decline in projection and tube televisions. The appliance product category growth reflected strong demand for high-efficiency major appliances, particularly in the dishwasher, cooking, laundry and refrigeration sub-categories. The comparable store sales increase in the other product category was primarily due to growth in computer notebooks, mattresses, personal electronics and furniture and accessories

Gross profit, as a percentage of sales, increased by 0.1% to 30.8% for the nine months ended December 31, 2007 from 30.7% for the nine months ended December 31, 2006. This increase was attributable to margin improvement throughout all major categories.

SG&A expenses decreased by 0.5%, as a percentage of sales, from 21.7% for the nine months ended December 31, 2006 to 21.2% for the nine months ended December 31, 2007. The decrease in SG&A rate for the nine months ended December 31, 2007 was primarily attributable to the leveraging effect of the sales growth across many expense categories.

Net advertising expense, as a percentage of sales, decreased 0.1% to 4.3% for the nine months ended December 31, 2007 from 4.4% for the nine months ended December 31, 2006. The decrease was primarily attributable to an increase in vendor support of our promotional campaigns.

Other expense increased to $30.4 million for the nine months ended December 31, 2007 from $13.1 million for the nine months ended December 31, 2006. This increase was largely due to a loss on early extinguishment of debt of $21.7 million primarily arising from the debt refinancing completed in July 2007. This increase was partially offset by a decrease of approximately $4.9 million in net interest expense due to a reduction in debt outstanding following the refinancing.

hhgregg will be conducting a conference call to discuss operating results for the three and nine months ended December 31, 2007, on Thursday, February 14, 2008 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 604-9670. Callers should reference the hhgregg earnings call.

Attached is a reconciliation of non-GAAP measures used in this earnings release including net income to net income, as adjusted, and diluted net income per share to diluted net income per share, as adjusted. Additional non-GAAP financial measures to be discussed in the hhgregg investor earnings call, including net income, as adjusted, diluted net income per share, as adjusted, and adjusted EBITDA (earnings before net interest expense, income tax expense, depreciation and amortization) can be found at www.hhgregg.com on the investor relations page.

FY 2008 Guidance Update

The Company believes that diluted net income per share will come in at the high end of the existing earnings guidance range of $0.95 to $1.03, adjusted to exclude a $0.41 loss on the early extinguishment of debt. The Company is also tightening its comparable store sales growth expectations to range from 4.0% to 5.0% for fiscal 2008, or the mid-point of its prior guidance of 3.5% to 5.5%. Accordingly, net sales for fiscal 2008 are now expected to increase between 17% and 19% over fiscal 2007. The Company plans to open 7 stores during the fourth quarter for a total of 15 new units during fiscal 2008. The Company expects that fiscal 2008 capital expenditures, net of sales and leaseback proceeds, will range between $31 million and $33 million as compared with prior guidance of $26 million to $28 million primarily due to increases in planned system, remodeling and distribution expenditures.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg® and Fine Lines®. hhgregg currently operates 85 stores in Alabama, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; the effect of general and regional economic and employment conditions on its net sales; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s prospectus filed pursuant to Rule 424(b)(4) with the SEC on July 20, 2007. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Director of Investor Relations
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(In thousands, except share data)
Net sales	$390,416	$335,101	$932,472	$776,067
Cost of goods sold	271,523	235,527	645,641	538,134

Gross profit	118,893	99,574	286,831	237,933

Selling, general and administrative expenses	74,048	62,582	197,336	168,526
Net advertising expense	16,909	14,198	40,505	34,202

Income from operations	27,936	22,794	48,990	35,205

Other expense (income):
Interest expense	2,582	4,471	8,734	13,624
Interest income	(6)	(51)	(45)	(66)
Loss (gain) related to early extinguishment of debt	—	(145)	21,695	(440)

Total other expense	2,576	4,275	30,384	13,118

Income before income taxes	25,360	18,519	18,606	22,087
Income tax expense	10,258	7,653	7,523	9,072

Net income	$15,102	$10,866	$11,083	$13,015

Basic net income per share	$0.47	$0.38	$0.36	$0.46
Diluted net income per share	$0.45	$0.37	$0.35	$0.45
Weighted average shares outstanding—Basic	32,241,868	28,491,600	30,780,294	28,498,473
Weighted average shares outstanding—Diluted	33,424,055	29,186,475	31,880,811	29,193,348
HHGREGG, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED INCOME STATEMENTS (AS A PERCENTAGE OF NET SALES) (UNAUDITED)
	Three Months Ended		Nine Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	69.5	70.3	69.2	69.3

Gross profit	30.5	29.7	30.8	30.7
Selling, general and administrative expenses	19.0	18.7	21.2	21.7
Net advertising expense	4.3	4.2	4.3	4.4

Income from operations	7.2	6.8	5.3	4.5

Other expense (income):
Interest expense	0.7	1.3	0.9	1.8
Interest income	—	—	—	—
Loss (gain) related to early extinguishment of debt	—	—	2.3	(0.1)

Total other expense	0.7	1.3	3.3	1.7

Income before income taxes	6.5	5.5	2.0	2.8
Income tax expense	2.6	2.3	0.8	1.2

Net income	3.9%	3.2%	1.2%	1.7%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2007	March 31, 2007	December 31, 2006
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,317	$1,498	$3,219
Accounts receivable – trade, less allowances of $377, $409 and $617, respectively	11,715	10,641	22,091
Accounts receivable – other, less allowances of $74, $16 and $72, respectively	17,786	11,203	13,971
Merchandise inventories	176,570	113,602	128,634
Prepaid expenses and other current assets	3,468	7,239	4,333
Deferred income taxes	2,626	1,574	1,882

Total current assets	215,482	145,757	174,130

Net property and equipment	66,223	52,129	52,250
Deferred financing costs, net	3,705	6,342	7,933
Deferred income taxes	86,169	85,891	87,208
Other	280	406	1,059

	156,377	144,768	148,450

Total assets	$371,859	$290,525	$322,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$116,150	$73,973	$79,311
Current maturities of long-term debt	1,000	—	—
Customer deposits	19,303	16,958	18,560
Accrued liabilities	47,996	36,325	39,896

Total current liabilities	184,449	127,256	137,767

Long-term liabilities:
Long-term debt, net of current maturities	101,858	134,459	163,122
Other long-term liabilities	14,113	12,517	13,827

Total long–term liabilities	115,971	146,976	176,949

Total liabilities	300,420	274,232	314,716

Stockholders’ equity:
Preferred stock; no par value; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2007, March 31, 2007 and December 31, 2006	—	—	—
Common stock; no par value; 52,500,000 shares authorized; 32,244,267, 28,491,600 and 28,491,600 shares issued and outstanding as of December 31, 2007, March 31, 2007 and December 31, 2006, respectively	158,539	113,909	113,823
Other comprehensive loss	(594)	—	—
Accumulated deficit	(86,318)	(97,401)	(105,744)

	71,627	16,508	8,079
Note receivable for common stock	(188)	(215)	(215)

Total stockholders’ equity	71,439	16,293	7,864

Total liabilities and stockholders’ equity	$371,859	$290,525	$322,580

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	December 31, 2007	December 31, 2006
	(In thousands)
Operating activities:
Net income	$11,083	$13,015
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,169	8,981
Amortization of deferred financing costs	665	1,158
Accretion of original issue discount	188	380
Stock-based compensation	1,274	104
Loss on disposal of assets	25	76
Loss (gain) on early extinguishment of debt	21,695	(440)
Deferred income taxes	(934)	8,992
Changes in operating assets and liabilities:
Accounts receivable – trade	(1,074)	(15,067)
Accounts receivable – other	(6,580)	(5,162)
Merchandise inventories	(62,968)	(29,827)
Prepaid expenses and other assets	381	401
Deposits	3,516	2,088
Accounts payable – third parties	—	(1,462)
Accounts payable – vendors	13,521	25,405
Customer deposits	2,345	3,648
Other accrued liabilities	11,671	7,947
Other long–term liabilities	(1,070)	3,488

Net cash provided by operating activities	2,907	23,725

Investing activities:
Purchases of property and equipment	(25,361)	(13,190)
Proceeds from sale and leaseback transaction	2,300	2,725
Deposit on future sale and leaseback transaction	1,400	1,854
Proceeds from sales of property and equipment	64	197

Net cash used in investing activities	(21,597)	(8,414)

Financing activities:
Proceeds from issuance of common stock	48,750	—
Transaction costs for stock issuance	(5,410)	—
Repurchase of stock previously issued	—	(105)
Payments received on notes receivable for issuance of common stock	27	4
Proceeds from exercise of stock options	12	—
Net increase in bank overdrafts	28,642	38
Payment on notes payable	(500)	—
Payment of financing costs	(2,930)	—
Proceeds from issuance of term loan	100,000	—
Payment for early debt extinguishment	(148,082)	(14,330)

Net cash provided by (used in) financing activities	20,509	(14,393)

Net increase in cash and cash equivalents	1,819	918
Cash and cash equivalents:
Beginning of period	1,498	2,301

End of period	$3,317	$3,219

Supplemental disclosure of cash flow information:
Interest paid	$7,728	$8,730
Income taxes paid	6,881	92

HHGREGG, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED AND

DILUTED NET INCOME PER SHARE, AS ADJUSTED

(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
(Amounts in thousands, except share data)
Net income as reported	$15,102	$10,866	$11,083	$13,015
Transactional Adjustments:
(Gain) / loss related to early extinguishment of debt	—	(145)	21,695	(440)
Tax impact of effect of early extinguishment of debt (1)	—	58	(8,678)	176

Net income, as adjusted	$15,102	$10,779	$24,100	$12,751
Weighted Average Shares Outstanding – Diluted	33,424,055	29,186,475	31,880,811	29,193,348
Diluted net income per share	$0.45	$0.37	$0.35	$0.45
Diluted net income per share, as adjusted	$0.45	$0.37	$0.76	$0.44

(1)	Computed using a blended statutory rate of 40%.